EXHIBIT 10.1

SECOND AMENDED AND RESTATED

TECHNOLOGY LICENSE AGREEMENT

This Second Amended and Restated Technology License Agreement (the “Agreement”) is made and entered into as of July 17, 2007, by and between TERRA INSIGHT CORPORATION, a Delaware corporation (“TIC”), and THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH, a Liechtenstein establishment (the “INSTITUTE”). This Agreement further amends and restates the terms of the Technology License Agreement dated as of January 7, 2005 between the parties, as amended by the Amended and Restated Technology License Agreement dated as of May 19, 2005 between the parties (collectively, the “Original Agreement”).

WHEREAS, the INSTITUTE is in the business of developing, using, and licensing others to use, and is the developer and owner of certain technology and know-how used in the surveying, mapping, detection, and reporting of natural resources of the Earth (the “Mapping Technology”);

WHEREAS, TIC is in the business of providing services and products in connection with the identification, location, exploration and recovery of deposits of natural resources (“TIC Services”); and

WHEREAS, the INSTITUTE desires to continue to license its commercial Mapping Technology to TIC, and to continue to provide related commercial services in the use of the Mapping Technology, which are subject to a separate the Second Amended and Restated Services Agreement, as may be subsequently amended or modified (the “Services Agreement”), between the parties;

WHEREAS, TIC desires to license the Mapping Technology and obtain services from the INSTITUTE for use in conjunction with the TIC Services;

NOW THEREFORE, for good and valuable consideration and on the promises and premises set forth below, the parties agree as follows:

1.	DEFINITIONS.

1.1	CONFIDENTIAL INFORMATION:

a.            INSTITUTE CONFIDENTIAL INFORMATION: Confidential and/or proprietary information relating to the Mapping Technology, research, development, products, processes, trade secrets, business plans, customers, finances, and personnel data related to the business of the INSTITUTE. The INSTITUTE Confidential Information does not include any information (i) which TIC knew before the INSTITUTE disclosed it to TIC; (ii) which has become publicly known through no wrongful act of TIC; (iii) which TIC developed independently, as evidenced by appropriate documentation, including Derivatives; (iv) which is disclosed to TIC by a third party without restriction of confidentiality; or (v) the disclosure of which is required by law.

b.            TIC CONFIDENTIAL INFORMATION: Confidential and/or proprietary information and Derivatives thereof relating to the research, development, products, processes, trade secrets, business plans, customers, finances, personnel data and Project Work Product related to the business of TIC. TIC Confidential Information does not include any information (i) which the INSTITUTE knew before TIC disclosed it to the INSTITUTE; (ii) which has become publicly known through no wrongful act of the INSTITUTE; (iii) which the INSTITUTE developed independently, as evidenced by appropriate documentation; (iv) which is disclosed to the INSTITUTE by a third party without restriction of confidentiality; or (v) the disclosure of which is required by law.

1.2         DERIVATIVES: Any or all translation (including translation into other human or computer languages), portation, modification, correction, addition, extension, upgrade, update, enhancement, revision, new version, improvement, compilation, abridgement, or other form in which the Intellectual Property Rights may be recast, transformed, or adapted, including any products, systems or other items which provide comparable or enhanced functionality whether or not specifically based on or derived from such Intellectual Property Rights.

1.3         INSTITUTE DOCUMENTATION: Any and all manuals, user guides, product specifications and other documentation, owned by or licensed to the INSTITUTE, relating or referring to the Mapping Technology.

1.4         INSTITUTE RIGHTS: Any and all Intellectual Property Rights of the INSTITUTE in and to the INSTITUTE mathematical apparatus, formulae, Neuro-net based software, knowledge database and know-how related thereto, Copyrights, the INSTITUTE Documentation, the INSTITUTE Marks, the INSTITUTE Patents, and Mapping Technology.

1.5         MAPPING TECHNOLOGY: The INSTITUTE’s proprietary Neuro-net based software, including, but not limited to, all English, Russian and other foreign language, all commercial and non-commercial, and all present and future versions thereof, and all required and/or relevant the INSTITUTE Documentation, Intellectual Property Rights and other proprietary rights therein, that is required and/or relevant to TIC’s development of current and future versions of TIC Services.

1.6	FIELDS OF USE (“FOU”): All commercial markets and industries worldwide.

1.7         INTELLECTUAL PROPERTY RIGHTS: Any and all proprietary, common law, and/or statutory intellectual property rights, including but not limited to, patentable materials and patent rights, copyrightable materials and copyrights, moral rights, trade secret rights, trademark rights, service mark rights, and/or any and all other proprietary rights, including all Derivatives.

1.8         PROJECT WORK PRODUCT: Any report, map, layout, matrix, diagram, data, analysis, profile modeling, photograph, image, reproduction, simulation, forecast, study, interpretation, assessment, plan, determination, recommendation or report generated in any way for or related to a request by or agreement with TIC or any customer introduced by TIC to the INSTITUTE or by the INSTITUTE to TIC.

1.9	TIC CLIENT: A customer or client of TIC in the FOU and Territory.

1.10       TIC SERVICES: Any and all natural resource or other matter identification, mapping, reports, recommendations for exploration and/or recovery services that use, integrate, refer to or contain analysis, mapping/survey or recommendations for exploration and/or recovery thereof, made, distributed, and/or sold by TIC.

1.11       TIC RIGHTS: Any and all Confidential Information and Intellectual Property Rights of TIC in and to the TIC Services, exclusive of the INSTITUTE Rights.

1.12	TERRITORY: Worldwide.

1.13       THIRD PARTY RIGHTS: Any and all of the proprietary third party patents, copyrights, and trade secrets licensed to the INSTITUTE and included in the INSTITUTE Intellectual Property Rights relating or referring to the Mapping Technology.

2.	GRANT BY INSTITUTE.

Subject to the terms and conditions set forth in this Agreement, the INSTITUTE hereby grants to TIC during the License Term and in the Territory, and TIC hereby accepts, an exclusive license to use the INSTITUTE Technology in the FOU. During the License Term, the INSTITUTE will not use, or authorize, license or permit any person other than TIC to use the INSTITUTE Technology to develop or offer any mapping or survey services or products for commercial use or other similar products or services which would, in any manner, compete with TIC in the FOU. TIC is specifically permitted to use, reproduce, distribute, and prepare derivative works of the INSTITUTE Technology, and to sublicense such portion of its rights to affiliated entities of TIC that are reasonably anticipated or calculated to enhance TIC’s market value or to further its business plan, without further compensation to the INSTITUTE, provided such entities acknowledge, in writing, and agree to comply with, such material provisions hereof as are designed to protect the ownership rights of the INSTITUTE, and the confidentiality of the confidential and/or proprietary information of the INSTITUTE. Without limitation, TIC’s rights shall include the rights:

(i)           To use the Mapping Technology internally for testing, demonstration, training, support and promotional purposes by its personnel;

(ii)          To demonstrate the INSTITUTE Technology to potential TIC Clients;

(iii)         To provide training and technical support to employees, and TIC Clients;

(iv)         To use the INSTITUTE Documentation in support of TIC Services and/or TIC’s authorized use of Mapping Technology; and

(v)          To own the Project Work Product as to any TIC Services.

3.	LIMITATIONS ON TIC.

The foregoing license grants are expressly conditioned upon TIC’s compliance with the following requirements:

3.1         TIC acknowledges that the INSTITUTE Rights and the INSTITUTE Confidential Information are proprietary to the INSTITUTE and that the INSTITUTE retains all right, title, and interest therein and thereto, including without limitation all Intellectual Property Rights therein and therefor, and that TIC has no rights therein other than as set forth in this Agreement.

3.2         Notwithstanding anything contrary herein, TIC is specifically permitted to develop derivative works based upon the INSTITUTE Technology. Such derivative works shall be the property of TIC.

4.	OBLIGATIONS OF THE PARTIES.

4.1	INSTITUTE OBLIGATIONS. During the License Term, the INSTITUTE agrees to:

a.            Provide the expertise of sufficient personnel, with appropriate expertise and competence (“INSTITUTE Key Personnel”), to provide technical information and support to TIC Key Personnel in the development, use and sale of TIC Services. The INSTITUTE will determine the identity of the INSTITUTE Key Personnel. The INSTITUTE will also determine the level of effort of these the INSTITUTE Key Personnel, but it will be reasonable and sufficient to meet the INSTITUTE’s obligations under this Agreement. TIC Key Personnel must sign appropriate individual non-disclosure agreements prior to receiving confidential information from the INSTITUTE. TIC has the right, with prior written permission from the INSTITUTE, to add individuals to the list of TIC Key Personnel;

b.            Provide relevant Mapping Technology to TIC in accordance with the terms and conditions of this Agreement;

c.            Provide TIC Key Personnel with access to the relevant Mapping Technology, including participation in the INSTITUTE’s testing of relevant Mapping Technology;

d.            Provide sufficient and appropriate training to TIC personnel to enable TIC to understand the developing Mapping Technology including, but not limited to:

(i)          The INSTITUTE will provide appropriate training, at TIC’s sole cost and expense, to TIC in the marketing, use and installation of the Mapping Technology at the INSTITUTE’s Corporate Headquarters;

(ii)         At TIC’s option, the INSTITUTE will provide TIC with training on the INSTITUTE’s standard technical support procedures at TIC’s sole expense;

(iii)        The INSTITUTE will provide all other reasonable and necessary training, support and maintenance to TIC, and TIC shall be responsible for providing such training, support and maintenance to TIC at TIC’s sole expense.

e.            Refrain from developing, marketing, licensing, selling or otherwise distributing, directly or indirectly (including activities through or in cooperation with any third party), any language models in the FOU.

4.2	TIC OBLIGATIONS. During the License Term, TIC agrees to:

a.            Engage in and utilize appropriate marketing and promotional efforts in the FOU in the manner and methods to be mutually agreed between the parties in writing.

b.	Make payment to the INSTITUTE, as provided in Section 8.

5.	CONFIDENTIALITY.

a.            Each party agrees not to disclose any Confidential Information of the other party and to maintain such Confidential Information in strictest confidence, to take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the information with any third party for any reason whatsoever except as required by court order, both during and after the termination of this Agreement. Without limiting the scope of this duty, each party agrees to limit its internal distribution of the Confidential Information of the other party only on a “need to know” basis and solely in connection with the performance of this Agreement, and to take steps to ensure that the dissemination is so limited.

b.           Each party agrees not to use the Confidential Information of the other party for its own benefit or for the benefit of anyone other than the providing party, or other than in accordance with the terms and conditions of this Agreement.

c.            All TIC Confidential Information remains the property of TIC and all the INSTITUTE Confidential Information remains the property of the INSTITUTE, and other than as expressly provided by this Agreement.

d.           Upon written request of the providing party, or upon the expiration or other termination of this Agreement for any reason whatsoever, the receiving party agrees to return to the providing party all such provided Confidential Information, including but not limited to all copies thereof.

e.            TIC agrees to limit access to the INSTITUTE Technology, and any tangible embodiments thereof (including without limitation documentation, descriptions, notes, memoranda and other materials defining, describing or containing the INSTITUTE Technology) shall be made available only to those individuals identified as TIC Key Personnel, and such other employees of TIC whom the INSTITUTE may have approved in writing and who require access to the INSTITUTE Technology and such tangible embodiments in connection with TIC’s activities under the licenses granted herein. Copies of such the INSTITUTE Technology shall be subject to appropriate physical and electronic protection to prevent access by unauthorized personnel.

f.	The provisions of this Section shall survive the expiration or other termination of this Agreement.

6.	OWNERSHIP, INTELLECTUAL PROPERTY RIGHTS, AND

NON-DISCLOSURE.

6.1	INSTITUTE RIGHTS:

a.            The INSTITUTE shall retain all rights, title and interest (including all intellectual property rights) of the Mapping Technology and the INSTITUTE Documentation, and any copies thereof.

b.            TIC shall not alter or remove any copyright, trade secret, patent, proprietary and/or other legal notices contained on or in copies of the Mapping Technology and the INSTITUTE Documentation. TIC shall reproduce and include any the INSTITUTE trademark, copyright, trade secret or proprietary information notices and other legends on every copy, in whole or in part, of the Mapping Technology in any form.

c.            TIC shall render to the INSTITUTE commercially reasonable assistance in connection with the INSTITUTE’s enforcement of its rights in and to the Mapping Technology and the INSTITUTE Documentation, including without limitation using efforts to prevent TIC’s customers and clients from copying or using the Mapping Technology and the INSTITUTE Documentation outside the scope of this Agreement.

d.            Certain data or portions thereof which may be supplied by the INSTITUTE relating to the Mapping Technology are confidential and proprietary to the INSTITUTE and will be so marked. TIC shall abide its obligations under Section 4.2 as applicable to such data.

6.2         TIC RIGHTS: TIC is, and as to the INSTITUTE, shall be, the owner of all worldwide right, title and interest, including any and all Intellectual Property Rights, and Derivatives in and to the TIC Confidential Information and the TIC Rights, and owner of the Project Work Product as to any project for which TIC retains the services of the INSTITUTE.

6.3	MAPPING TECHNOLOGY; OPTION TO PURCHASE.

(a)          During the License Term, with respect to the Mapping Technology, the Institute shall not sell, transfer, encumber or otherwise dispose of any key technology, license or otherwise transfer the rights to technology key to its operations, except with the prior written consent of TIC. This provision is not intended to restrict the INSTITUTE from selling or transferring technology of the INSTITUTE that is unrelated to the Mapping Technology.

(b)          TIC is hereby granted an exclusive option to purchase from the Institute the Mapping Technology. This option terminates on the first to occur of (i) June 30, 2012 or (ii) the termination of this Agreement. The purchase price for the Mapping Technology (the “Technology Purchase Price”) shall be the lesser of (i) $20 million, or the (ii) then-current market value of the Mapping Technology as determined by independent appraisers. Notwithstanding the foregoing, the parties may negotiate in good faith a different purchase price. One-half of all Internal Project Payments and one-half of all Service Success Fee Payments (as defined below) received by the INSTITUTE pursuant to Section 8.4 of this Agreement shall be credited against the Technology Purchase Price.

7.	LICENSE TERM.

The license granted under this Agreement commenced on January 7, 2005 and shall terminate at the expiration of thirty-two years from such date (the “Initial License Term”). This Agreement shall automatically renew for another thirty-two year period (the “Renewed License Term”) unless terminated by either party in writing within ninety (90) days before the end of the Initial License Term unless sooner terminated in accordance with the provisions of Section 14 below. The term “License Term” as used in this Agreement refers to each of the Initial License Term and the Renewed License Term.

8.	PAYMENTS.

8.1         The INSTITUTE shall be entitled to an annual license fee of $600,000 (the “Annual License Fee”). The Annual License Fee shall be, payable on a quarterly basis, after the INSTITUTE submits services invoices pursuant to and in accordance with the terms of the Services Agreement.

8.2         Until such time as TIC (including, its parent corporation, Terra Energy & Resource Technologies, Inc., a Delaware corporation (collectively “TERRA”)) generates revenues of at least $10,000,000 in a calendar year, or such time as the market capitalization for TERRA exceeds $100,000,000, the Minimum Annual Services Fees (as defined in the Services Agreement) payable pursuant to the Services Agreement shall be credited against the Annual License Fee. Notwithstanding the above, in any calendar year in which TERRA has revenues of less than $6,000,000, the Minimum Annual Services Fees shall be credited against the Annual License Fee. Commencing with calendar year 2008, the Annual License Fee shall increase annually by the lesser of (i) four percent (4%) or (ii) the percentage increase of the New York Consumer Price Index using 2007 as the base year.

8.3         Notwithstanding anything to the contrary in Section 8.1 or Section 8.2 above, the Annual License Fee due for calendar year 2007 shall be deferred (the “Deferred License Fees”), and payable as provided for herein. Commencing with calendar year 2008, provided that TIC has total positive net revenues from its operations of at least $2 million annually, the INSTITUTE shall be entitled to payment on the Deferred License Fee at a rate of no more than $300,000 per year, provided that in the event that the INSTITUTE also has payable deferred services fees due to the INSTITUTE pursuant to the Services Agreement (the “Deferred Services Fee”), the INSTITUTE shall be entitled to payment on the Deferred License Fee and the Deferred Services Fee at the collective rate of no more than $300,000 per year, on a pro rata basis.

8.4         The INSTITUTE shall also be entitled to payments (the “Project Return Payments”) on certain service projects engaged in by TIC that utilizes the Mapping Technology.

(a)          For all Internal Projects (as defined herein) engaged in by TIC from the date of this Agreement, the INSTITUTE shall be entitled to payments (the “Internal Project Payments”) equal to 20% of the net revenues received by TIC from such farmin and/or farmout agreements (the “Internal Project Revenues”). For purposes hereof, “Internal Projects” refers to natural resource projects that TIC or its affiliated parties engage in pursuant to farmin or farmout agreements with third parties for which projects TIC does not collect any project service fees.

(b)          For all other service projects that utilize the Mapping Technology engaged in by TIC from the date of this Agreement, the INSTUTITE shall be entitled to payments (the “Service Success Fee Payments”) equal to: (i) 20% of the net cash success fee compensation earned by TIC from such projects; and (ii) 20% of the net cash received by TIC from royalty-free interests in such service projects.

(c)          The Project Return Payments shall be payable only after TIC generates over $1 million in net revenues from service projects as Project Revenues and/or Service Revenues.

9.	INSTITUTE REPRESENTATIONS AND WARRANTIES.

The INSTITUTE represents and warrants to TIC, during the License Term and in the Territory, as follows:

a.            OWNERSHIP. The INSTITUTE is the owner, or has the right to enter into this Agreement on behalf of the owner, of all worldwide right, title and interest in and to any and all the INSTITUTE Confidential Information and the INSTITUTE Rights. The INSTITUTE will obtain in writing, prior to delivery to TIC of any the INSTITUTE Confidential Information or the INSTITUTE Rights, any and worldwide assignments, licenses, permissions, or other consents of all third party Intellectual Property Rights and/or other third party proprietary rights as are or shall be necessary to enable the INSTITUTE to fulfill its obligations to TIC hereunder, and to enable TIC to utilize the INSTITUTE Rights for their intended purpose. The INSTITUTE shall immediately notify TIC in writing of any limitations on use required by the proprietor of such third party materials, and the INSTITUTE shall not agree to any such demands or requirements without the prior written approval of TIC.

b.           NON-INFRINGEMENT. To the best of the INSTITUTE’s knowledge, the INSTITUTE Rights do not infringe any existing patent, copyright, trademark, service mark, trade name, trade secret, patent, or other Intellectual Property Right of any third person, firm, corporation or other entity.

c.            NO ENCUMBRANCES. To the best of the INSTITUTE’s knowledge, the INSTITUTE Rights shall be free and clear of any and all encumbrances and/or liens of any nature whatsoever, other than those identified by the INSTITUTE pursuant to this Agreement, and other than non-exclusive licenses granted by the INSTITUTE to others to use the INSTITUTE Rights.

d.           NO CONFLICTS. To the best of the INSTITUTE’s knowledge, the INSTITUTE’s performance of this Agreement does not conflict with any other agreement to which the INSTITUTE is bound and, while performing this Agreement, the INSTITUTE will not knowingly enter into any other agreement in conflict with this Agreement or which would impair the ability of the INSTITUTE to perform this Agreement.

e.            MAINTENANCE OF MAPPING TECHNOLOGY. The INSTITUTE warrants in the course of regular business that it will use its best efforts to maintain, update, and upgrade the Mapping Technology on a continuing and real-time basis during the License Term to ensure the continued and continuing operation, operating system compatibility, relevance, and viability of the Mapping Technology during the License Term, and that it will hire, train, and maintain sufficient, and sufficiently qualified, programmers and technology support/maintenance personnel during the License Term. Upon development and first commercial availability (including beta test) of any new version of Mapping Technology, the INSTITUTE shall promptly deliver a copy thereof, with available documentation, to TIC.

10.	INDEPENDENT CONTRACTOR.

Nothing in this Agreement shall be construed to create a partnership, joint venture, agency relationship or employment relationship between TIC and the INSTITUTE. Neither party has the right or authority to assume or to create any obligation on behalf of the other party.

11.	CONFIDENTIAL INFORMATION.

Because of the nature of this transaction, the parties may encounter information that is confidential to one another (“Confidential Information”). Confidential Information is information that is clearly marked as confidential or proprietary. Oral information will be treated as Confidential Information if the disclosing party submits to the other party written notice describing the Confidential Information within thirty (30) days of its disclosure. Both parties agree to protect Confidential Information in the same manner as they protect their own confidential information. Information is not confidential if the: (i) information is disclosed by a third party without a duty of nondisclosure; (ii) information is previously in the public domain; (iii) information is in the other party’s lawful possession prior to disclosure; or (‘v) information is independently developed by the other party. Both parties agree to keep each other’s Confidential Information confidential for the duration of this Agreement and for two (2) years after termination.

12.	INDEMNIFICATION.

12.1       BY INSTITUTE. The INSTITUTE will defend TIC against a claim that an TIC Product supplied hereunder infringes a U.S. or foreign patent or copyright, or other proprietary right of a third party, and the INSTITUTE will indemnify TIC and hold it harmless from and against any loss, liability and any costs, expenses and reasonable attorneys’ fees finally awarded. TIC shall prompt notify the INSTITUTE in writing of the claim, and the INSTITUTE shall have sole control of the defense and all related settlement negotiations, and TIC shall provide the INSTITUTE complete information concerning the claim but any failure to provide prompt notice or information shall not impair TIC’s rights to indemnification hereunder except to the extent that such failure has materially prejudiced or materially delayed the INSTITUTE in defense of its claim. The INSTITUTE shall have the right to assume the defense of any claim against TIC in connection with such violation or infringement. After notice from the INSTITUTE to TIC of election to assume the defense thereof, the INSTITUTE will not be liable to TIC for any legal or other expenses subsequently incurred by TIC in connection with the defense thereof other than reasonable costs of investigation, unless incurred at the written request of the INSTITUTE, in which event such legal or other expenses shall be borne by the INSTITUTE. TIC shall, however, have the right to participate in the defense and settlement of such claim being defended by the INSTITUTE through separate counsel at TIC’s expense. TIC shall not be subject to any liability or restriction under any settlement entered into by the INSTITUTE without TIC’s prior written approval.

a.            The INSTITUTE shall have no obligation to TIC under this Section if any claimed infringement is based upon: (i) use of any Mapping Technology delivered hereunder in connection or in combination with equipment, software or devices not supplied by the INSTITUTE; (ii) TIC’s use of a Mapping Technology in the practicing of any process or in a manner for which the Mapping Technology was not designed; or (iii) the INSTITUTE’s compliance with TIC’s designs, specifications or instructions. TIC shall indemnify and hold the INSTITUTE harmless from and against any loss, cost or expense suffered or incurred in connection with any suit, claim or proceeding brought against the INSTITUTE so far as it is based on a claim that the manufacture or sale of any Mapping Technology delivered hereunder which has been either (1) modified, altered or combined with any product, software, or device not supplied by the INSTITUTE or (2) modified by the INSTITUTE in accordance with TIC’s designs, specifications or instructions, constitutes such an infringement because of any such modification, alteration or combination.

The foregoing states the INSTITUTE’s entire liability for infringement by the INSTITUTE Technology furnished under this Agreement

b.            EXCEPT AS STATED ABOVE, THE INSTITUTE DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MAPPING TECHNOLOGY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE INSTITUTE SHALL IN NO EVENT SHALL THE INSTITUTE BE LIABLE FOR ANY DAMAGES RESULTING FROM LOSS OF DATA, PROFITS OR USE OF EQUIPMENT, OR FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE MAPPING TECHNOLOGY.

c.            IT IS ALSO UNDERSTOOD BY BOTH PARTIES TO THIS AGREEMENT THAT THE MAPPING TECHNOLOGY IS INHERENTLY A STATISTICAL PROCESS; THAT ERRORS ARE INHERENT IN THE PROCESS OF MAPPING; THAT MAPPING APPLICATIONS AND USAGE MUST BE DESIGNED TO ALLOW FOR SUCH ERRORS IN THE MAPPING PROCESS. THE INSTITUTE SHALL IN NO EVENT BE LIABLE FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING PERSONAL INJURY, RESULTING FROM ERRORS IN THE MAPPING PROCESS.

12.2       BY TIC. TIC agrees to indemnify and hold harmless the INSTITUTE, its officers, agents, and employees from and against all liability, loss, cost, damages, claims or expenses (including reasonable attorneys fees) arising out of any claims or suits, whatever their nature and however arising, which may be brought or made against the INSTITUTE by reason or arising from (i) any material breach this Agreement by TIC or (ii) any allegation of third party intellectual property right(s) infringement or unfair competition, where such claim or suit is based upon the combination, operation, modification, or use of the INSTITUTE Rights, if such claim of infringement would have been avoided but for such combination, operation, modification, or use. TIC shall have sole control over the selection of counsel and the defense of any claim or any settlement thereof, at TIC’s expense. The INSTITUTE shall provide TIC with its reasonable assistance in the defense of such claim, at the expense of TIC. In no event may TIC enter into any third party settlement agreements which would in any manner whatsoever affect the right of, or bind, the INSTITUTE in any manner to said third party, without the prior written consent of the INSTITUTE.

12.3       NOTIFICATION. The party seeking indemnification under this Section shall immediately notify the other party, in writing, of any claim or proceeding brought against it for which it seeks indemnification hereunder.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.4	The provisions of this Section shall survive the expiration or other termination of this Agreement.

13.	LIMITATIONS OF ACTIONS.

Neither party shall maintain any action against the other party unless written notice of any claim alleged to exist is delivered by the other party within three business days after the event complained of first becomes known, and an action is commenced within ninety days after such notice.

14.	TERMINATION.

14.1       FOR CAUSE: Without prejudice to any rights which it may have under this Agreement or in law, equity, or otherwise:

a.            Either party shall have the right to terminate this Agreement if the other party materially defaults in the performance of any of its material obligations or material breaches any material term, provision, warranty or representation under this Agreement (“Defaults”). Upon the occurrence of any of the foregoing Defaults, the non-Defaulting party shall give notice of Default in writing to the Defaulting party, who shall have sixty (60) days from the date of notice in which to correct any Default, or if not wholly curable within said sixty days, to use its best efforts to commence any and all steps reasonably necessary to cure such Default. If the Defaulting party fails to correct the Default or to commence any and all steps reasonably necessary to cure such Default within the notice period, the non-Defaulting party shall give notice of termination of this Agreement in writing to the Defaulting party, and if not cured prior to thirty (30) days thereafter, this Agreement shall terminate on the last day of such notice period unless otherwise agreed to in writing signed by both parties.

b.            This Agreement shall terminate automatically and without further notice to the other party in the event that either party shall make any unauthorized assignment for the benefit of creditors, file any petition under the bankruptcy or insolvency laws of any jurisdiction, have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent.

14.2       EFFECT OF TERMINATION FOR DEFAULT OF EITHER PARTY. Upon expiration or termination of this Agreement for the Default of either party, or for any reason (including expiration under Section 6.0) other than the insolvency, bankruptcy, reorganization of the INSTITUTE or its authorized successors or assigns, or the termination, cessation, or inability or failure to maintain the Mapping Technology or that portion of the business associated with the Mapping Technology during the License Term, by the INSTITUTE or its authorized successors or assigns:

a.            TIC shall, within five (5) business days thereof, return or, at the INSTITUTE’s option, destroy all whole or partial copies of the INSTITUTE Rights in TIC’s possession, custody or control, and certify to the INSTITUTE in writing within five (5) business days thereafter that it has complied with the foregoing obligation;

b.            Each party shall return all copies of Confidential Information disclosed by the other party which remain in its possession or under its control;

c.            Termination shall not affect the rights of TIC Clients to continue to use the Mapping Technology acquired from TIC in accordance with the terms of this Agreement;

d.            Termination shall not affect TIC’s obligation to pay to the INSTITUTE all amounts due as of the effective date of termination of this Agreement and shall not affect the INSTITUTE’s obligation to refund to TIC any amounts paid by TIC attributable to any period of time after the effective date of termination of this Agreement; and,

e.            Except in the case of termination of this Agreement for the Default of TIC, TIC shall have the continued right to exercise the rights and licenses granted in Section 2 in connection with the Mapping Technology as in existence as of the date of expiration or termination (and any subsequent improvements or Derivatives thereof), by TIC after such expiration or termination, and provided that TIC’s rights under Section 2.a shall no longer be exclusive.

14.3       EFFECT OF TERMINATION FOR INSTITUTE INSOLVENCY, ETC. In addition to requirements and dispositions set forth in preceding paragraph 11.2, upon termination of this Agreement for the (i) insolvency, bankruptcy, reorganization of the INSTITUTE or its authorized successors or assigns, (ii) insolvency, bankruptcy, reorganization of the INSTITUTE or its authorized successors or assigns, including the transfer (by cash, credit, or stock purchase) of all or a majority of either the INSTITUTE’s total assets or that portion of the INSTITUTE’s business attributable to the Mapping Technology to a third party, or (iii) the termination, cessation, or inability or failure to maintain the Mapping Technology or that portion of the business associated with the Mapping Technology, during the Term of the Agreement, by the INSTITUTE or its authorized successors or assigns, then all of the rights granted by the INSTITUTE to TIC hereunder shall immediately and automatically convert into worldwide, fully paid up, fully transferable, perpetual licenses (a)exclusive in the Exclusive FOU and (b) Non-Exclusive in the Non-Exclusive FOU.

15.	ASSIGNMENT.

15.1       Either party may assign its rights, duties and/or obligations under this Agreement in connection with the transfer (by merger or by sale of assets or stock) of all or a majority of either its total assets or that portion of its business attributable to the Mapping Technology (in the case of the INSTITUTE) or the TIC Services (in the case of TIC) to a third party, provided that any such assignment is made expressly subject to the terms and conditions of this Agreement, and the assignee agrees in writing to be bound by the terms and conditions hereof. TIC may sublicense such portion of its license or other rights hereunder to any affiliate of TIC for any good business reason.

15.2       Except as otherwise provided by this Agreement, neither party may assign its rights, duties and obligations under this Agreement, without the prior written consent of the other party, and further provided that any such assignment is made expressly subject to the terms and conditions of this Agreement, and the assignee agrees in writing to be bound by the terms and conditions hereof.

16.	NO PARTNERSHIP.

This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between TIC and the INSTITUTE. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and noting herein contained shall give, or is intended to give, any rights of any kind to any third persons.

Any commitment made by TIC to its customers with respect to quantities, delivery, modifications, interfacing capability, suitability of software, or suitability in specific applications will be TIC’s sole responsibility. TIC has no authority to modify the warranties contained in this Agreement or to make any other commitment on behalf of the INSTITUTE, and TIC will indemnify and defend the INSTITUTE from any liability, suit or proceeding for any such modified warranty or other commitment by TIC.

TIC has the right to determine its own resale prices, and no the INSTITUTE representative will require that any particular price be charged by TIC or grant or withhold any treatment to TIC based on TIC’s pricing policies. TIC agrees that it will promptly report directly to the INSTITUTE officer any effort by the INSTITUTE personnel to interfere with its pricing policies.

17.	NOTICES.

All notices required under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) when sent by confirmed electronic mail or facsimile; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a commercial overnight carrier for one day overnight service, with written verification of receipt. All communications will be sent to the names and addresses set forth beneath the signature of each party to this Agreement.

If to TIC:

Attn.: Dmitry Vilbaum, Chief Executive Officer

Terra Insight Corporation

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 212-808-4155

With a copy (which shall not constitute notice) to:

Dan Brecher, Esq.

Law Offices of Dan Brecher

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 212-808-4155

If to the INSTITUTE:

THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH

c/o Ivan Railyan

8-27 M. Ulyanovoi Street

Moscow, Russia

Fax: +7 095 9565261

Such notice shall be deemed given when actually received. Any party may change the address for notices by service of notice to the other as herein provided.

18.	ENTIRE AGREEMENT.

This Agreement, together with the Services Agreement, represent the entire agreement between the parties concerning the subject matter hereof, and supersede any previous contemporaneous oral or written agreements, commitments, representations or communications regarding the subject matter of this Agreement. The failure of either party to require performance of any provision of this Agreement shall not be, construed as a waiver of its rights to insist on performance of that same provision, or any other provision, at some other time. The waiver by either party of any right created by this Agreement in one or more instances shall not be construed as a further continuing waiver of such right or any other right created by this Agreement.

19.	WAIVER, AMENDMENT, OR MODIFICATION.

Any waiver, amendment or modification of this Agreement shall not be effective unless made in writing and signed by both parties. No failure or delay by either party in exercising any right, power or remedy with respect to any of its rights hereunder shall operate as a waiver thereof in the future.

20.	SEVERABILITY.

If any provision of this Agreement is declared void, or otherwise unenforceable, that provision shall be deemed to have been severed from this Agreement, which shall otherwise remain in full force and effect.

21.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.	FORCE MAJEURE.

Neither party will be deemed in default or breach of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or an act that is beyond the reasonable control of either party, provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its best efforts to continue to so perform or cure. In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure.

23.	GOVERNING LAW.

This Agreement shall be governed for all purposes by the laws of the State of New York without regard to conflict of laws principles. The parties expressly agree to jurisdiction of the state and federal courts located in the City, County and State of New York. The parties irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of certified mail, return receipt requested, or overnight courier, in care of the address set forth herein or such other address as provided for in accordance with this Agreement. The parties expressly agree to waive rights to a jury trial.

24.	1NJUNCTION.

The parties recognize and acknowledge that a breach by one party of any of its covenants, agreements or undertakings hereunder with respect to the Confidential Information or Intellectual Property Rights of the other party will cause the non-breaching party irreparable damage, which cannot be readily remedied in monetary damages in an action at law. In the event of any default or breach by one party which could result in irreparable harm to the non-breaching party, or cause some loss or dilution of the good will, reputation or business of the non-breaching party, the non-breaching party shall be entitled to an immediate injunction in addition to any other remedies available, to stop or prevent such irreparable harm, loss or dilution.

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AGREED TO AND ENTERED INTO BY AND BETWEEN THE PARTIES AS OF THE

EFFECTIVE DATE SET FORTH ABOVE.

TERRA INSIGHT CORPORATION By: /s/ Dmitry Vilbaum Dmitry Vilbaum Chief Executive Officer	THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH By: /s/ Ivan Railyan Ivan Railyan Authorized Signatory